                                                                      EXHIBIT 12

                               VENATOR GROUP, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)
                                 ($ in millions)

                                                          Twenty-six
                                                          weeks ended                Fiscal Year Ended
                                                      ----------------- ---------------------------------------------
                                                      Aug. 4,  July 29, Feb. 3,  Jan 29,  Jan. 30,   Jan 31,  Jan.25,
                                                        2001     2000     2001     2000     1999       1998     1997
                                                      -------- -------- -------- -------  --------   -------  -------
NET EARNINGS

Income from continuing operations                      $  36    $  36    $ 107    $  59    $  14      $ 185    $ 185

Income tax expense (benefit)                              21       23       69       38      (28)       104      124

Interest expense, excluding capitalized
interest                                                  18       21       41       65       57         41       53

Portion of rents deemed representative of
the interest factor (1/3)                                 78       86      155      170      161        146      140
                                                       -----    -----    -----    -----    -----      -----    -----

                                                       $ 153    $ 166    $ 372    $ 332    $ 204      $ 476    $ 502
                                                       =====    =====    =====    =====    =====      =====    =====

FIXED CHARGES
Gross interest expense                                 $  18    $  22    $  42    $  67    $  64      $  41    $  53

Portion of rents deemed representative
of the interest factor (1/3)                              78       86      155      170      161        146      140
                                                       -----    -----    -----    -----    -----      -----    -----

                                                       $  96    $ 108    $ 197    $ 237    $ 225      $ 187    $ 193
                                                       =====    =====    =====    =====    =====      =====    =====


RATIO OF EARNINGS TO FIXED CHARGES                       1.6      1.5      1.9      1.4      0.9        2.5      2.6



Earnings were not adequate to cover fixed charges by $21 million for the fiscal year ended January 30, 1999.